UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 24, 2015

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	0-15940	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

Uniprop Manufactured Housing Communities Income Fund II (”Fund”) currently owns a total of three manufactured housing communities, one of which is located in each of the following three states: Nevada, Florida and Minnesota.

On November 20, 2015, the Fund entered into a Contract for the Sale of all the Real and Personal Property of Ardmor Village, located in Lakeville, MN, with Lakeshore Communities, Inc. (“Buyer”). The total sales price is $10,787,274. There is a thirty (30) business day Due Diligence Period, with a subsequent Closing Date thirty (30) days from the expiration of the Due Diligence Period. The Contract was unanimously approved by the Board of Directors and the recommendation from the General Partner to enter into the Contract was supported by the Consultant for the Fund.

The sale to the Buyer was done on an unsolicited but negotiated basis; therefore, there is no brokerage commission due from the sale. The sale price is more than twice the most recent appraised value of $5,250,000 and $4.9 million higher than another recent unsolicited offer from a qualified buyer. The Buyer recently closed on the acquisition from the Fund of El Adobe, located in Las Vegas, NV and has purchased several properties from the Fund in the past.

Net cash proceeds from the sale and available for distribution to limited partners, are estimated to be a minimum of $6,000,000, should a closing occur under the terms of the existing Contract.

While the Fund’s management believes that the Buyer is financially capable of completing the proposed transaction and intends to consummate the purchase, there can be no assurance that the closing will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated: November 24, 2015

By: Genesis Associates Limited Partnership,

       General Partner

By: Uniprop Inc.,
       its Managing General Partner

By: /s/ Susann E. Kehrig

Susann E. Kehrig, Principal Financial Officer